                                                                   EXHIBIT 10.18



December 21, 1999
as amended December 29, 1999



Joseph V. Salzano, Esq.
2 Charlton Street, #6A
New York, NY 10014

Dear Mr. Salzano:

     This Agreement and General Release ("Agreement") sets forth our agreement regarding your employment relationship with Ambac Assurance Corporation ("Ambac"), and the termination of that relationship. As a result of discussions between you and Ambac, it has been decided that a mutually agreed upon resignation is in the best interest of both parties. By signing this Agreement, you hereby acknowledge and agree to the following terms and conditions concerning your resignation from Ambac:

1.   Effective Date of Resignation.
     -----------------------------

     Your Resignation as an employee of Ambac shall be effective April 28, 2000 (the "Resignation Date").

     During the period from the date of this Agreement through February 11, 2000 (the "Employment Period"), you will continue to report to the President and Chief Executive Officer and continue to perform your full-time duties.

     During the period from February 12, 2000 through April 28, 2000 (the "Transition Period") you will be on-call and no longer be required to report to the office unless requested. You agree to make yourself available to provide information or assistance concerning work within your responsibilities at Ambac, as requested by the President and Chief Executive Officer of Ambac.

2.   Severance Pay.
     -------------

     (a) During the Employment and Transition Periods, you will continue to receive your regular salary.

     (b) You will be paid severance, the total sum of which will be $225,000. Said amount will be paid in a lump sum, within twenty business days of the Effective Date of this

     Agreement (as defined in Paragraph 20 of this Agreement). Said payment will be net of applicable Federal, state and local taxes.

3.   Bonuses for 1999.
     ----------------

     You will be paid a bonus of $125,000 for work performed during the calendar year 1999. Said amount will be paid at the same time bonuses are paid to Ambac's general population for the 1999 performance year. Said payment will be net of applicable Federal, state and local taxes. If you do not sign this Agreement and, following the Resignation Date, Exhibit A following or if you revoke this Agreement, you forfeit your right to any payment provided for in this paragraph 3 and, to the extent any payment has been made, you agree to return all payments made pursuant to this paragraph.

4.   Benefits.
     --------

     From the date of this Agreement through the Resignation Date, your current benefit elections will continue. During this period, you will be required to make your normal employee contribution to benefit coverage and will be subject to any increases in employee contribution that a regular employee with like coverage may be required to pay.

     After the Resignation Date, you will continue to be covered under Ambac's medical and dental plans through May 31, 2000. During this period, you will be required to make your normal employee contribution for benefit coverage and will be subject to any increases in employee contribution that a regular employee with like coverage may be required to pay. Thereafter, you will be eligible for continued benefits under the applicable provisions of COBRA.

5.   Vacation.
     --------

     You will be paid any accrued and unused vacation earned through the Resignation Date. Your accrued and unused vacation through the Resignation Date totals 5 days. Said vacation time will be paid with your last regular paycheck.

6.   Stock Options and Restricted Stock Units.
     ----------------------------------------

     i) As of the date of this Agreement, 167,501 of the Ambac stock options that have been granted to you by the Compensation and Organization Committee of Ambac Financial Group, Inc.'s Board of Directors are vested. As of the Resignation Date, an additional 37,666 options will have vested. In consideration of your entering into this Agreement and this Agreement becoming irrevocable, the following options will vest on the Effective Date of this Agreement: 1,333 granted January 27, 1998 and 12,000 granted on January 26, 1999.

     ii) After the Effective Date, you will have thirty days from the Resignation Date to exercise the options with 1991 through 1993 grant dates, you will have six months from the Resignation Date to exercise the options with 1994 through 1996 grant dates and one year from the Resignation Date to exercise the vested stock options granted in 1997, 1998 and 1999. The terms of the 1997 Equity Plan and the General Terms and Conditions of the respective stock option grants shall govern in the event of death or disability. Any vested options not exercised within the time frames set forth above will be forfeited.

     iii) As of the date of this Agreement, none of the Ambac Restricted Stock Units that have been granted to you are vested. One-half of the RSUs granted to you in January 1999 will be vested as of January 26, 2000. These RSUs will be settled no later than the January following your Resignation Date (January 2001). The balance of the RSUs granted to you will not vest and be forfeited. In lieu of the RSUs that will be forfeited, Ambac will pay you, during calendar year 1999, the sum of $40,000.

     iv) As of the Resignation Date, you will not be subject to Ambac's Insider Trading Policies, but you will remain subject to provisions imposed by federal and state securities laws prohibiting insider trading. If you have any questions regarding this matter, please contact Ambac's General Counsel or Managing Director, Human Resources.

7.   Outplacement
     ------------

     Ambac will engage an outplacement firm to provide you with job placement services for a period of three months or through the date upon which you secure new employment or engage in any consulting or independent contractor work, whichever is earlier. The terms and conditions of the outplacement services will be at Ambac's sole discretion. To affirmatively elect outplacement, please contact Ambac's Managing Director, Human Resources and Employment Counsel to initiate outplacement by July 30, 2000. If you do not commence outplacement by September 30, 2000, you forfeit this service.

8.   Retirement Plans.
     ----------------

     i) You will be vested in Ambac's Pension Plan as of your Resignation Date and, therefore, be entitled to a benefit as a vested participant from Ambac. Your pension benefit calculation will include all credited service through the Resignation Date.

     ii) Through the Resignation Date, company-match and profit-sharing contributions will be credited on your behalf to the Ambac Financial Group, Inc. Savings Incentive Plan, subject to the terms and conditions of the Plan.

9. You agree and acknowledge that the payments and benefits to be made in accordance with paragraphs 2, 3, 4, 6 and 7 of this Agreement exceed any sums to which you would otherwise be entitled under any Ambac policy, plan and/or procedure.

10. Any Ambac property currently in your possession shall be returned to Ambac (at Ambac's expense) at your earliest convenience, but no later than February 11, 2000.

11.  Confidentiality.
     ---------------

     In consideration for the payments described above, you agree to the following:

        (a) Ambac (Ambac refers to Ambac Financial Group, Inc. and all of its affiliates) is engaged in a highly competitive business and that, in connection with your employment, you have access to information relating to Ambac's business that provides Ambac with a competitive advantage, that is not generally known by persons not employed by Ambac, and that could not easily be determined or learned by someone outside Ambac (collectively, "Confidential Information"). Such Confidential Information includes, but is not limited to, the identity, characteristics and preferences of Ambac's customers (as defined below) and accounts, matters relating to information, pricing, fee and commission structures, trading policies and procedures, trade secrets, records, files, memoranda, documents, reports, and other written, printed or recorded materials and data, regardless of data storage method (collectively "Documents") received, created, or used by you during the course of your employment and other methods of doing business, whether or not marketed as confidential or secret. As used herein, "Customer" shall include all clients and actively pursued prospective clients of Ambac.

        (b) You agree that before and after the Resignation Date, you shall not, directly or indirectly, use or disclose such Confidential Information, except as may be necessary in the good faith performance of your duties to Ambac. You acknowledge that all Confidential Information will remain the sole property of Ambac and will be returned by you to Ambac within five business days of the Resignation Date. The terms and conditions of this paragraph 11(a) and (b) are in addition to and do not supersede or replace the terms and obligations of Ambac's Code of Business Conduct.

        (c) You further agree that from the Effective Date of this Agreement through six months following the Resignation Date, you will not, for any reason, unless Ambac consents in writing, hire or seek to hire, whether on your own behalf or on behalf of any other person or entity, any person who is an employee of Ambac at the Resignation Date, or who left the employ of Ambac within three months prior to such date. If you breach any of the terms of this paragraph 11(c), you forfeit your right to future payments provided for herein from the date of such breach and, to the extent any payments have been made, you agree to return all payments made pursuant to this Agreement.

        (d) In view of the nature of Ambac's business, you also acknowledge that the restrictions contained in paragraph 11 are fair, reasonable and necessary to protect the legitimate business interests of Ambac and that Ambac will suffer irreparable harm in the event of any actual or intended violation by you of this paragraph. You, therefore, agree that, in the event of any actual or intended violation by you of paragraph 11(b) or 11(c), Ambac shall be entitled to a court order requiring you to cease any such violations in addition to and without prejudice to any other rights or remedies which may be available to Ambac through the legal system.

     (e) You shall not be deemed to be in breach of any covenant set forth in this Agreement on the basis of any communications you may have with third parties relating to: (i) the fact of your employment by Ambac; (ii) your job titles at Ambac; (iii) the dates of your employment by Ambac; (iv) the responsibilities and authorities of your positions at Ambac; (v) the nature and extent of your achievements during employment by Ambac; and (vi) the names and positions of individuals with whom you worked during your employment at Ambac. You hereby authorize Ambac to provide the information responsive to items (i) through (iv) and (vi) to prospective employers.

     (f) You shall not be deemed in breach of the confidentiality obligations set forth in paragraph 11 if, compelled by legal process or court order, you are to participate in any administrative, judicial or criminal investigation, probe, grand jury proceeding or other demand for testimony, information or documentation.

     (g) Before initiating any litigation, Ambac shall give written notice to you if it believes you are in violation of any covenant or obligation under this agreement. Upon written request, you will receive Ambac's determination in writing regarding whether a particular activity or act would be deemed in breach of your obligations and/or covenants under this Agreement.

12.  General Releases.
     ----------------

     In consideration of the payments provided for in paragraphs 2, 3, 4, 6 and 7 of this Agreement, and other valuable consideration as set forth in this Agreement, you for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as the "Releasors") hereby release and discharge Ambac, and any and all of its parent corporations, shareholders, subsidiaries, divisions, affiliated and related entities, employee benefit and/or pension plans or funds, successors and assigns, and any and all of its or their past, present or future officers, directors, agents, stockholders, fiduciaries, administrators, employees or assigns (whether acting as agents for Ambac or in their individual capacities) (hereinafter collectively referred to as "Releasees"), of and from any and all claims, demands, causes of action, and liabilities of any kind whatsoever, whether known or unknown, whether arising in law or in equity or arising out of any Federal, state or city constitution, statute, ordinance, bylaw or regulation (including but not limited to, all common law claims, all claims arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the New York State Human Rights Law, the New

     York City Administrative Code, and the like) or by reason of any act, omission, transaction, conduct or occurrence up to and including the Effective Date of this Agreement and General Release, which you ever had, now have or hereafter can, shall or may have against the Releasees for, upon or by reason of any act, omission, transaction, conduct or occurrence up to and including the date of this Agreement.

     In consideration of the payments provided for in paragraphs 2, 3, 4, 6 and 7 of this Agreement, and other valuable consideration as set forth herein, you also agree to provide Ambac, on the Resignation Date, with an executed copy of a General Release in the form annexed hereto as Exhibit A.

     Not withstanding the above, nothing herein precludes you from enforcing the terms of this Agreement or from initiating a claim arising under this Agreement.

13. (a) You represent and warrant that you will not commence, maintain, prosecute or participate in any action or proceeding of any kind (judicial or administrative) against any of the Releasees, arising out of any act, omission, transaction or occurrence happening up to and including the Effective Date of this Agreement, and have not done so as of the Effective Date of this Agreement.

     (b) Ambac represents and warrants that it will not commence or maintain any action or proceeding of any kind (judicial or administrative) against you, arising out of any act, omission, transaction or occurrence happening up to and including the Effective Date of this Agreement to the extent Ambac is aware of such act, omission, transaction or occurrence at the time this Agreement is executed.

14. The terms, conditions, and existence of this Agreement are and shall be treated as confidential and shall not hereafter be disclosed by you to any person or entity, except to attorneys, accountants, financial planning or tax advisors, or immediate family members, or as may be required by law. Any individual to whom the terms and conditions of this Agreement have been disclosed will be advised of the confidentiality requirements of this paragraph. You further agree not to solicit or initiate any demand by others not party to this Agreement for any disclosure of its terms and obligations regarding Confidential Information.

15. You agree not to make any derogatory statements of any kind about Ambac (or any of its subsidiaries, parents, affiliates or related business entities), or any present or former employee or director of Ambac relating to performance of his/her duties on behalf of Ambac (or any of its subsidiaries, parents, affiliates or related business entities) or act in a manner that is or may be directly harmful to Ambac (or any of its subsidiaries, parents, affiliates or related business entities).

16. Ambac agrees to direct all officers with the title of Vice President and above and with knowledge of the circumstances surrounding your Resignation to refrain from making any derogatory statements of any kind about you.

17. You agree to cooperate fully with Ambac and its employees by providing information to Ambac and its representatives, agents or advisors regarding any business matters with which you were involved on behalf of Ambac and to cooperate fully in the event of any litigation or legal, administrative or regulatory proceeding, the facts of which you have knowledge or regarding any business matters of which you have knowledge or information, including, but not limited to, providing testimony on behalf of Ambac at any legal, administrative or regulatory proceedings. Ambac will reimburse you for any lost wages and/or reasonable expenses for travel, lodging and meals that result from your compliance with this paragraph.

     To the extent you are a named party to any action, suit or proceeding as a result of your having been an officer or employee of the Company or any subsidiary thereof, the Company will indemnify you to the fullest extent permitted (including payment of expenses in advance of final disposition of a proceeding) by the laws of the State of Delaware, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the date of this Agreement, whichever affords the greatest protection to you, and you shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, you shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage provided for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by you or your legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with such actions.

18. In the event of any breach of paragraphs 11 through 15 or paragraph 17, Ambac shall provide you with written notice (to the address set forth on page one of this Agreement) and you will have five business days from the date of receipt of said written notice to cure any curable breach. If you fail to cure any such breach or the breach is not curable, Ambac shall be released from any obligation to make any payment to you or on your behalf and provide any benefits under this Agreement. Ambac shall be further entitled to pursue any and all of its remedies under the law arising out of such breach including, but not limited to, recoupment of all monies paid to you by Ambac or as a result of your entering into this Agreement. In any action alleging breach of this Agreement, the prevailing party shall be entitled to recover reasonable costs and/or attorneys' fees incurred to enforce this Agreement.

19. The making of this Agreement is not intended, and shall not be construed, as an admission that Ambac, its subsidiaries, parents, affiliates, or related business entities, or any person now or previously employed by Ambac or any of its subsidiaries, parents, affiliates, or related business entities, have violated any Federal, state, or local law (statutory or decisional), ordinance or any common law rule, or that Ambac, its subsidiaries, parents, affiliates, or related business entities, or any person now or previously employed by Ambac, its subsidiaries, parents, affiliates or related business entities, have committed any wrong against you.

20. You may accept this Agreement by signing it and returning it to Ambac. After signing this Agreement, you shall be given a period of seven (7) days (the "Revocation Period") during which you may revoke this Agreement by indicating your desire to do so in writing addressed to Ambac, Human Resources Department, Attention: Gregg L. Bienstock, Esq., One State Street Plaza, New York, New York 10004. This Agreement is effective eight (8) days following your signing of the Agreement and Exhibit A (the "Effective Date"). If you do not accept this Agreement, as indicated above, or in the event you revoke this Agreement or Exhibit A during the Revocation Period, this Agreement shall be null and void.

21. You represent and warrant you have carefully read this Agreement in its entirety; that you have an opportunity to consider fully the terms of this Agreement for twenty one (21) days; that you have been advised by Ambac in writing to consult with an attorney of your choice in connection with this Agreement, that you fully understand the significance of all of the terms and conditions of this Agreement; that you have discussed it with your independent legal counsel, or have had a reasonable opportunity to do so; that you have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and that you are signing this Agreement voluntarily and of your own free will and assent to all of the terms and conditions contained herein.

22. Any disputes or controversies relating to this Agreement shall be interpreted under the laws of the State of New York without regard to conflicts laws principles thereof. If at any time after the date of the execution of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement, provided that upon a finding by a court of competent jurisdiction that the General Releases given by you are illegal and/or unenforceable, you shall be required to sign a valid release embodying substantially the same terms of the General Releases contained herein or, if you fail to do so, be required to pay Ambac all amounts paid to you or on your behalf by Ambac pursuant to this Agreement.

23. This Agreement constitutes the complete understanding between the parties. No other promises or agreements shall be binding unless in writing and signed by the parties.


 /s/ Joseph Salzano                                           12/29/99
 ------------------------------------                    ----------------
Joseph V. Salzano                                               Date


Ambac Financial Group, Inc.
Ambac Assurance Corporation


By:   /s/ Gregg Bienstock                                     12/29/99
    ---------------------------------                    ----------------
      Gregg L. Bienstock, Managing Director                     Date

                                   Exhibit A

     In consideration of the payments and other valuable consideration as set forth in the Agreement and General Release entered into by Ambac and Joseph V. Salzano on December __, 1999:

     Joseph V. Salzano, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as the "Releasors"), hereby releases and discharges Ambac, and any and all of its parent corporations, shareholders, subsidiaries, divisions, affiliated and related entities, employee benefit and/or pension plans or funds, successors and assigns, and any and all of its or their past, present or future officers, directors, agents, stockholders, trustees, fiduciaries, administrators, employees or assignees (whether acting as agents for Ambac or in their individual capacities) (hereinafter collectively referred to as "Releasees"), of and from any and all claims, demands, causes of action, and liabilities of any kind whatsoever, whether known or unknown, whether arising in law or in equity or arising out of any Federal, state or city constitution, statute, ordinance, bylaw or regulation (including but not limited to, all common law claims, all claims arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the New York State Human Rights Law, the New York City Administrative Code, and the like) or by reason of any act, omission, transaction, conduct or occurrence up to and including the date of this Exhibit A, which you ever had, now have or hereafter can, shall or may have against the Releasees for, upon or by reason of any act, omission, transaction or occurrence, up to and including the date of this General Release.



____________________________________              _________
Joseph V. Salzano                                   Date


Ambac Financial Group, Inc.
Ambac Assurance Corporation


By:  _______________________________              _________
     Gregg L. Bienstock, Managing Director         Date